As filed with the Securities and Exchange Commission on May 8, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

First Trust High Income Long/Short Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Not For Retail Distribution

Per our conversation, attached are talking points for the proposed reorganization for FSD with ACP.  This attachment has been filed with the Securities and Exchange Commission and may be forwarded to Financial Advisors.

As it pertains to the shareholder vote, an activist hedge fund investor (Saba Capital Management L.P.) has been soliciting against the reorganization, which has impacted the ability of FSD to achieve the necessary vote participation. Approximately 94% of the shareholders that have voted on the management ballot have voted in favor of the reorganization.  In fact, Institutional Shareholder Services, the leading independent proxy advisory firm, has recommended that shareholders vote FOR the approval of the reorganization.  As it stands today, we believe we need approximately 500,000 to 800,000 shares to be voted on FSD’s white proxy card to reach the sufficient vote threshold to meet the requirements of the Investment Company Act of 1940. We are close but simply need more shareholders to vote, and unfortunately, those votes have been coming in very slowly.

As it relates to FSD, we cover some of the high-level merits of the proposal in the Talking Points attachment, but to summarize based on current data as of the close of 5/7/24:

  ISS recommends shareholders vote FOR the reorganization.
  ACP has a history of trading at a narrow discount to NAV.  As of market close on 5/7/24, FSD trades at a -5.82% discount to net asset value while ACP trades at a -0.15% discount to net asset value (a difference of 567 bps).  A longer perspective:  as of market close on 5/7/24, the 52-week average trading discount for FSD is -9.32% whereas the 52-week average trading discount for ACP is -2.84% (a difference of 648 bps).
  ACP has a higher distribution rate than FSD. ACP’s distribution rate based on market price is 17.82% whereas FSD’s distribution rate based on market price is 10.63%.
  ACP historically has traded at higher volumes and a tighter bid/ask spread than FSD.

For the convenience of shareholders who wish to vote their shares, we have provided a “Special Proxy Vote” pop up box in the lower right side our First Trust home website page (www.ftportfolios.com).  If shareholders click the proxyvote.com prompt within that box, they will be able to vote their FSD shares using the information contained on the white proxy card.

Let us know if you have other questions.